SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                              REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          BRANDAID MARKETING CORPORATION
             (Exact name of registrant as specified in its charter)

         Delaware                               35-1990559
 (State or other jurisdiction of         (I.R.S. Employer Identification Code
incorporation or organization)            Number)

BRANDAID MARKETING CORPORATION      Paul Sloan, Secretary and Chairman of Bd.
1715 Stickney Point Road            1715 Stickney Point Road
Suite A-12                          Suite A-12
Sarasota, Florida 34231             Sarasota, Florida 34231
(941)925-8312                       (941)925-8312
(Address, including zip code        (Address, including zip code and
and principal telephone number      principal telephone number, including
including area code of Company's    area code of agent for service)
offices and principal place of
Business)

                   Amended Consulting Agreement with Steven Levine
                             (Full title of Plan)

                      CALCULATION OF REGISTRATION FEE*
________________________________________________________________________
                                   Proposed Maximum (1)
Title of        Common         Shares Offering    Aggregate    Amount of
each class       to be             Per Unit       Offering   Registration
of Securities  Registered                           Price         Fee
to be
Registered

Common
Stock, par
value-$.001     150,000              $2.00         $300,000     $27.60


________________________________________________________________________
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), based upon the average of the high and low prices of Common Stock reported on NASDAQ Bulletin Board OTC on August 26, 2002.


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                                PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3      Incorporation of Documents by Reference

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the following documents we have filed, or may file, with the SEC:

(a) Reports on Form 10-KSB and 10-QSB

     1. Quarterly and annual Reports on Form 10-QSB and 10-KSB, respectively, as timely filed with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934.

    2. Report on Form 10-KSB filed on April 1, 2002, March 16, 2001, and March 30, 2000.

    3. Quarterly Reports Filed on Form 10-QSB, as required for the fiscal quarters ended March 31, June 30 and September 30 for the years 2000 and 2001 and the quarterly report filed for the periods ended March 31 and June 30, 2002.

(b) Reports on Form 8-K

     1. Form 8-K filed with the Securities and Exchange Commission on
February 22, 2000 regarding the Resignation of Larry Provost as Director.
     2. Form 8-K filed with the Securities and Exchange Commission on
March 29, 2000 regarding the change of accountants.
     3. Form 8K/A filed with the Securities and Exchange Commission on
April 25 regarding the change of accountants.
     4. Report on Form 8-K filed on May 17, 2000 reporting the change of address.
     5. Report on Form 8-K, reporting the employment agreements, filed on May 5, 2000.
     6. Current Report on Form 8-K, providing the details of the purchase of Futronix, Inc. by the Company, filed on May 23, 2000.
     7. Report on Form 8-K reporting the termination of Consulting Agreement, filed on September 20, 2000.
     8. Report on Form 8-K filed on November 21, 2000, reporting the execution of Convertible Debenture and Equity line Financing with Haines Avenue, LLC..
     9. Report on Form 8-K filed on November 27, 2000 and amended November 28, 2000, reporting contracts entered into By Gemini Learning Systems, Inc.
    10. Report on Form 8-K filed on January 23, 2001, amended on January 31, 2001, reporting a change in accountants.
    11. Report on Form 8-K filed on March 21, 2001, reporting the sale of Futronix, Inc. for $8,000,000.
    12. Report on Form 8-K filed on May 15, 2001, reporting a civil suit with Futronix, Inc. respecting its sale to Trident Systems International, Inc.
    13. Report on Form 8-K filed on December 19, 2001 reporting a shareholders meeting confirming the name change to BrandAid Marketing Corporation.

    14. Report on Form 8-K filed on January 29, 2002 in which the
Company updated its corporate profile.
    15. Report on Form 8-K filed February 14, 2002 reporting on the shareholders confirmation of a sale of two of the Company's subsidiaries, Gemini Learning Systems, Inc. and Futronix, Inc.

All documents filed by the Registrant with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall, except to the extent otherwise provided by any rule promulgated by the Securities and Exchange
Commission, be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing such document.

Item 4      Description of Securities

            Not applicable.


Item 5      Interests of Named Experts and Counsel

            NONE

Item 6      Indemnification of Directors

Officers and directors of the Registrant are covered by the provisions of the Delaware General Corporation Law ("DGCL"), the charter, the bylaws, individual indemnification agreements with Salient and insurance policies which serve to limit, and, in some instances, to indemnify them against, certain liabilities which they may incur in such capacities. These various provisions are described below.

Elimination of Liability in Certain Circumstances. In June 1986, Delaware enacted legislation which authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all significant information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The charter limits the liability of directors to Salient or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by such legislation. Specifically, the directors of Salient will not be personally liable for monetary damages for breach of a director's fiduciary duty as director, except for liability:

        -      for any breach of the director's duty of loyalty to Salient or
        -      its stockholders;
        - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
        -      for unlawful payments of dividends or unlawful share
        -      repurchases or redemptions as provided in Section 174 of
        -      the DGCL; or for any transaction from which the director
        -      derived an improper personal benefit.

        Indemnification and Insurance. As a Delaware corporation, BrandAid has the power, under specified circumstances generally requiring the directors or officers to have acted in good faith and in a manner they reasonably believe to be in or not opposed to BrandAid's best interests, to indemnify its directors and officers in connection with actions, suits or proceedings brought against them by a third party or in the name of BrandAid, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The bylaws generally provide for mandatory indemnification of BrandAid's directors and officers to the full extent provided by Delaware corporate law. In addition, BrandAid has entered into indemnification agreements with its directors and officers which generally provide for indemnification of the officers and directors to the fullest extent permitted under Delaware law, including under circumstances for which indemnification would otherwise be discretionary under Delaware law.

      BrandAid has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of BrandAid, or is or was a director or officer of BrandAid serving at the request of BrandAid as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not BrandAid would have the power or obligation to indemnify him or her against such liability under the provisions of its charter or bylaws.

       The Securities & Exchange Commission is of the opinion that indemnification of the Registrant's officers or directors for the matters involving violation of securities laws is against public policy and that agreements therefor are consequently unenforceable.


Item 7      Exemption From Registration Claimed

            Not applicable.

Item 8      Exhibits

4.   Constituent Documents:

   .1   Original Articles of Incorporation*
   .11  1st Amendment to Articles of Incorporation*
   .12  2nd Amendment to Articles of Incorporation*
   .2   Original Bylaws*
   .21  Current Bylaws, as amended.*

5.1    Opinion of Bernabe B. Diaz                       Page 6.

23.1   Consent of Bobbitt, Pittenger & Company, P. A.   Page 7.

99.    Consulting Agreement with Steven Levine          Page 8.


* Filed with the Registrant's Current Report on Form 8-K and Exhibits appended thereto, as amended, Securities and Exchange Commission
(Filed on October 29, 1999).

Item 9      Undertakings

(a)      Rule 415 offering.

1.   The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information;

(2) That, for the purpose of determining any liability under Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings incorporating subsequent Exchange Act documents by reference.

   The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(c)      Filings of registration statement on Form S-8.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, in the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant hereby certifies that it meets all of the requirements for filing of Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned in the City of Sarasota, State of Florida on August 26, 2002.

BrandAid Marketing Corporation


By:  /s/Paul Sloan
        Paul Sloan
        Chairman of the Board of Directors

     /s/Jay Elliott
        Jay Elliott
        President and CEO

     /s/Charlie Tokarz
        Charles Tokarz
        CFO

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date:   August 26, 2002


By:  /s/Paul Sloan
        Paul Sloan
        Chairman of the Board of Directors

     /s/Jay Elliott
        Jay Elliott
        President and CEO

     /s/Charlie Tokarz
        Charles Tokarz
        CFO

                                 EXHIBIT 5.1

                 Opinion of Bernabe B. Diaz Registrant's Counsel


                  (Law Offices of Bernabe B. Diaz Letterhead)


August 26, 2002

Securities and Exchange Commission
Washington, D.C. 20549

      Re: Salient Cybertech, Inc.

Gentlemen:

   This opinion is given in connection with the filing of the registration statement on Form S-8 (the "Registration Statement") filed with the United States Securities and Exchange Commission, as it pertains to 150,000 common share of BrandAid Marketing Corporation's (the "Registrant") common stock, with a par value of $0.001 to be issued to Steven Levine.

   Certain terms used in this opinion characterized by initial capital letter have been meaning set forth in the Registration Statement. We have examined the originals and copies of corporate instruments, certificates and other documents of the Registrant and interviewed representatives of the Registrant to the extent we deemed it necessary, in order to form the basis for the opinion hereinafter set forth. A major portion of our investigation of the registrant involved review of 34 Act reports heretofore filed by the Registrant, the information contained therein having been presumed to be accurate.

   In such examination we have assumed the geniuses of all signatures and authenticity of all documents submitted to us as certified and photostat copies. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Registrant.

   Based on the foregoing, we are of opinion that the 150,000 shares of the registrant's common stock referred to in the Registration Statement will, upon issuance after payment therefor, be fully paid, and non-assessable and there is no personal liability to the owners thereof.

   This law firm hereby consents to the filing of this opinion as an exhibit to the Registration Statement; however, this opinion is limited to the facts set forth herein and is not to be interpreted as an opinion that the Registration Statement has been properly prepared, or provides all required disclosure.

                                               Very truly yours,

                                              /s/Bernabe B. Diaz

                                                 Bernabe B. Diaz, Esq.

                             Exhibit 23.1
                     Consent of Registrant's Auditors

                     CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the registration of 150,000 shares of BrandAid Marketing Corporation's common stock, of our report, with respect to the consolidated financial statements and notes attached thereto of BrandAid Marketing Corporation included in its Annual Report on Form 10-K for the years ended December 31, 2000 and 2001, filed with the Securities and Exchange Commission, and our Review Report with respect to the Qoarterly Report on Form 10-Q, filed for the periods ended March 31 and June 30, 2002.


                               /s/ Bobbitt, Pittenger & Company, P. A.

                                   Bobbitt, Pittenger & Company, P. A.

Sarasota, Florida
August 26, 2002

                                 Exhibit 99


                             AMENDED CONSULTING AGREEMENT

   This Amendment to the Consulting Agreement (the "Agreement") entered into as of February 1, 2002, amended this 23rd day of August, 2002,is by and between BrandAid Marketing Inc.(the "Company") and Steven Levine
(the "Consultant").

   WHEREAS, Consultant is skilled in providing management consulting and marketing services, and has provided similar services to the Company in the past;and,

   WHEREAS, the Company desires to continue to engage Consultant to continue to provide management consulting services;

   NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration receipt whereof is hereby acknowledged it is agreed.

1.  	 The Company hereby amends the agreement entered into as of February 1,
2002, and agrees to continue the engagement of Consultant for a further period of 9 months from first day of June, 2002 and the Consultant hereby accepts this engagement on a non-exclusive basis pursuant to the terms and conditions of this Consulting Agreement.

2.  	 Consultant shall remain available on an "As Needed" basis to provide marketing, management and strategic planning needs for the Company. Consultant will assist Company in its strategic planning initiatives and advise its Board of Directors and officers on marketing opportunities.

3.  	 This Agreement shall be for a term of 9 months.  It may only be cancelled for "Cause". Cause is defined as conviction of a felony or gross negligence in the performance of the Consultant's obligations hereunder. Notice of termination must be in writing and state the reason for the termination.

4.  	 During the term of this Agreement, each party may have access to trade secrets, know how, formulae, customer and price lists all of which are valuable, special, proprietary and unique assets of each. The parties agree that all knowledge and information which each other shall acquire during the term of this Agreement shall be held in trust and in a fiduciary capacity for the sole benefit of the other party, its successors and assigns, and each agrees not to publish or divulge either during the term of this Agreement or subsequent thereto, knowledge of any technical or confidential information acquired during their term of this Agreement. At the termination of this Agreement, or at any other time either party may request the other party to deliver to the other, without retaining any copies, notes or excerpts thereof, all memoranda, diaries, notes, records, plans, specifications, formulae or other documents relating to, directly or indirectly, to any confidential information made or compiled by, or delivered or made available to or otherwise obtained by the respective parties. However, the foregoing provision shall not prohibit Consultant from engaging in any work at any time following his termination of this Agreement which does not conflict with the terms of this Agreement.

5.  	 In consideration of the services to be provided, Consultant shall receive a fee equal to 150,000 shares of the Company's common stock. The shares will be issued to the Consultant quarterly in arrears during the term of this Agreement. If this Agreement is terminated prior to its stated termination date, Consultant shall be entitled to be issued 15,000 shares of common stock for each month of service.

6.  	 Any of the shares issued by the Company to the Consultant will be registered pursuant to a Form S-8 Registration Statement.

7.  	 The Consultant reserves the right to choose its own counsel to prepare the S-8 Registration Statement. If outside counsel is used to prepare (but not file) the cost of outside counsel will be the responsibility of the Consultant. If the Company prepares and files the S-8 Registration Statement, the entire cost of the filing shall be borne by the

Company. It is further agreed and understood that any opinion letters to be issued in connection with the filing shall be the responsibility of the Company's counsel.

8.  	 Except as otherwise provided herein, any notice or other
communication to any party pursuant to or relating to this Agreement and the transactions provided for herein shall be deemed to have been given or delivered when deposited in the United States Mail, registered or certified, and with proper postage and registration or certification fees prepaid, addressed at their principal place of business or to such other address as may be designated by either party in writing.

9.  	 This Agreement shall be governed by and interpreted pursuant to the laws of the state of Florida. By entering into this Agreement, the parties agree to the jurisdiction of the Florida courts with venue in Palm Beach, County Florida. In the event of any breach of this Agreement, the prevailing party shall be entitled to recover all costs including reasonable attorney's fees.

10.  	 This Agreement may be executed in any number of counterparts, each of which when so executed an delivered shall be deemed an original, and it shall not be necessary, in making proof of this Agreement to produce or account for more than one counterpart.


IN WITNESS WHEREOF, the parties hereto have subscribed their hands an seals the day and year first above written.


COMPANY:		BrandAid Marketing Corp.
                         /s/ PAUL SLOAN_

                          BY:Paul Sloan

                    ITS: Secretary and Chairman of the Board


CONSULTANT:             /s/Steven Levine
                           Steven Levine


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